Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 30, 2018

Greenwood Village, CO – February 26, 2019 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 30, 2018.
Financial Highlights for the 12 Weeks Ended December 30, 2018 Compared to the 13 Weeks Ended December 31, 2017

•	GAAP loss per diluted share was $0.82 compared to earnings per diluted share of $0.68;

•	Adjusted earnings per diluted share were $0.43 compared to $0.78 (see Schedule I);

•	Total revenues were $306.8 million, a decrease of 10.8%, including the negative impact of $24.3 million from having one fewer week in 2018 compared to 2017;

•	Off-premise sales increased 23.2%, now comprising 10.6% of total food and beverage sales, including catering;

•	Comparable restaurant revenue decreased 4.5% (using constant currency rates); and

•	Comparable restaurant guest counts decreased 4.4%.

“2018 was a very challenging sales year and the fourth quarter continued that trend, buoyed somewhat by better than expected growth in our new catering business, but dragged down by weakness at in-line mall locations. That said, we made measurable progress on the operations fundamentals we identified last August as critical to gradually regaining our momentum in 2019. We were more prepared to capture the seasonally higher traffic with improved staffing, scheduling and execution leading to shorter wait times, fewer Guests walking away, and improved kitchen time to table by the end of the quarter,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. president and CEO. “Continued focus on these and other fundamentals is essential to delivering sustainable performance to return to positive sales and traffic. We are focused on strengthening operations, upgrading our marketing with new tactics to stabilize our dine-in business and making the critical investments in technology and resources that will yield benefits by mid-year and help us achieve Red Robin’s long-term goal of being both a destination and a source for Gourmet Burgers.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 10.8% to $306.8 million in the fourth quarter of 2018 from $343.9 million in the fourth quarter of 2017. Restaurant revenue decreased $37.3 million due to a $24.3 million decrease from the additional week in 2017, a $13.8 million, or 4.5%, decrease in comparable restaurant revenue, a $1.6 million decrease from closed restaurants, and a $0.4 million unfavorable foreign currency exchange impact, offset by a $2.8 million increase in revenue from new restaurant openings.
System-wide restaurant revenue (which includes franchised units) for the fourth quarter of 2018 totaled $363.1 million, compared to $404.1 million for the fourth quarter of 2017.
Comparable restaurant revenue(1) decreased 4.5% in the fourth quarter of 2018 compared to the same period a year ago, driven by a 4.4% decrease in guest counts and a 0.1% decrease in average guest check. The decrease in average guest check comprised a 0.2% decrease in menu mix, offset by a 0.1% increase in pricing. The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for the fourth quarter of 2017, excludes the first week of the fourth quarter and includes the additional week of the fourth quarter.
Net loss was $10.6 million for the fourth quarter of 2018 compared to net income of $8.8 million for the same period a year ago. Adjusted net income was $5.4 million for the fourth quarter of 2018 compared to $10.2 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit margin (a non-GAAP financial measure) was 19.4% in the fourth quarter of 2018 compared to 20.5% in the same period a year ago. Cost of sales as a percentage of restaurant revenue decreased 10 basis points due to the decrease in ground beef costs, partially offset by increases in steak fries cost and usage and increased dairy costs. Restaurant labor costs as a percentage of restaurant revenue increased 60 basis points due to higher average wage rates and sales deleverage, partially offset by improvements in labor productivity. Other restaurant operating costs increased 40 basis points primarily due to increases in third-party delivery fees, utility costs, and restaurant supplies, partially offset by lower equipment repairs and maintenance costs. Occupancy costs increased 20 basis points primarily due to sales deleverage. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to (loss) income from operations and net (loss) income, in each case under GAAP.
________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q4 2018 (12 Weeks)	Q4 2017 (13 Weeks)
Average weekly sales per unit(1):
Company-owned – Total	$51,709	$54,165
Company-owned – Comparable	$52,075	$54,227
Franchised units – Comparable	$58,142	$58,646
Total operating weeks:
Company-owned units	5,819	6,235
Franchised units	1,080	1,118
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the fourth quarter of 2017 for Company-owned – Total and Company-owned – Comparable was $54,235 and $54,298. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

Other Results
Depreciation and amortization costs increased to $22.0 million in the fourth quarter of 2018 from $22.1 million in the fourth quarter of 2017. The increase was primarily related to new restaurant technology implemented beginning in the fourth quarter of 2017 and new restaurants opened since the fourth quarter of 2017.
General and administrative costs were $18.3 million, or 6.0% of total revenues, in the fourth quarter of 2018, compared to $21.9 million, or 6.4% of total revenues in the same period a year ago. The decrease was primarily due to decreases in salaries and team member benefits related to the reorganization in the first quarter 2018, as well as lower incentive and equity compensation.
Selling expenses were $17.4 million, or 5.7% of total revenues, in the fourth quarter of 2018, compared to $16.8 million, or 4.9% of total revenues, during the same period in the prior year.
Other charges in the fourth quarter of 2018 included $18.5 million in asset impairment, $2.4 million in smallwares disposal, and $0.8 million in litigation costs.
The tax benefit was $7.3 million in the fourth quarter of 2018, compared to $3.2 million during the same period in the prior year. The change was primarily due to the decrease in income, as well as the decrease in the federal statutory rate from 35% to 21% that occurred in the first quarter of 2018.
Loss per diluted share for the fourth quarter of 2018 was $0.82 compared to earnings per diluted share of $0.68 in the fourth quarter of 2017. Excluding charges of $1.07 per diluted share for asset impairment, $0.14 per diluted share for smallwares disposal, and $0.04 for litigation costs, adjusted earnings per diluted share for the fourth quarter ended December 30, 2018 were $0.43. Excluding charges of $0.32 per diluted share for restaurant impairment, offset by a benefit of $0.22 per diluted share for the deferred tax liability remeasurement due to the Tax Cuts and Jobs Act (Tax Act), adjusted earnings per diluted share for the fourth quarter ended December 31, 2017 were $0.78. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.

Financial Highlights for the 52 Weeks Ended December 30, 2018 Compared to the 53 Weeks Ended December 31, 2017

Total revenues for the 52 weeks ended December 30, 2018 were $1.3 billion, a decrease of 3.5% from the 53 weeks ended December 31, 2017, including the negative impact of $24.3 million from having one fewer week in 2018 compared to 2017. GAAP loss per diluted share was $0.49 compared to earnings per diluted share of $2.31 in the prior year, and adjusted earnings per diluted share were $1.73 compared to $2.49 in the prior year (see Schedule I). Off-premise sales increased 31.5% during 2018, now comprising 9.9% of total food and beverage sales. For the 52 weeks ended December 30, 2018, comparable restaurant revenue decreased 2.6% (using constant currency rates) compared to 2017. Comparable restaurant guest counts decreased 1.5%, and restaurant labor costs as a percentage of revenue decreased 0.1% to 34.7%. During 2018, the Company reduced outstanding borrowings under its credit facility by $73.0 million.

Restaurant Development
There were no Red Robin restaurant openings during the fourth quarter of 2018.
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Company-owned:
Beginning of period	485	479	480	465
Opened during the period	—	2	8	18
Acquired from franchisees	—	—	—	—
Closed during the period	(1)	(1)	(4)	(3)
End of period	484	480	484	480
Franchised:
Beginning of period	89	86	86	86
Opened during the period	—	—	3	1
Sold or closed during the period	—	—	—	(1)
End of period	89	86	89	86
Total number of restaurants	573	566	573	566
Balance Sheet and Liquidity
As of December 30, 2018, the Company had cash and cash equivalents of $18.6 million and total debt of $193.4 million, excluding $10.2 million of capital lease liabilities. The Company funded capital expenditures with cash flow from operations and made net repayments of $27.5 million on its credit facility during the fourth quarter of 2018. As of December 30, 2018, the Company had outstanding borrowings under its credit facility of $192.5 million, in addition to amounts issued under letters of credit of $7.8 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.08x as of December 30, 2018. The lease adjusted leverage ratio is defined in Section 1.1 of the Company’s credit facility, which is filed as Exhibit 10.32 to the Annual Report on Form 10-K filed on February 21, 2017.
Outlook for 2019
The Company currently expects the following in 2019:

•	Comparable restaurant revenue growth of 0.0% to 1.5%;

•	Selling, general and administrative costs of $160 million to $164 million;

•	Net income of $17 million to $22 million;

•	EBITDA of $121 million to $126 million;

•	Diluted earnings per share of $1.30 to $1.70;

•	Closing approximately five Company-owned restaurants and no new Company-owned restaurant openings; and

•
Capital expenditures of $50 million to $60 million including corporate office, systems, maintenance and restaurant refresh capital, and technology, equipment and other investments to support growth initiatives.

Guidance Policy
The Company provides guidance as it relates to selected information related to the Company’s financial and operating performance, and such measures may differ from year to year.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter 2018 results today at 5:00 p.m. ET. The conference call number is (800) 458-4148, or for international callers (323) 794-2597. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “Calendar of Events” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, March 5, 2019. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 157878.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, sales and guest traffic, costs, net income, EBITDA, earnings per share, restaurant openings and closures, capital expenditures, and statements under the heading “Outlook for 2019”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service and operational improvement, technology, and off-premise initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to staff and train the Company’s workforce for service execution, including the complexities related to growth of multiple revenue streams in the restaurant; the success of the Company’s re-franchising efforts; the effectiveness of the Company’s marketing strategies and promotions to sustain and grow comparable restaurant sales; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants; the ability to develop, test, implement and increase online ordering, to-go services, catering, and other off-premise sales; the ability to achieve savings to the Company’s general and administrative expenses, which, by their nature, tend to be fixed costs; the Company’s ability to repurchase shares at all or at the times or in the amounts we currently anticipate or to achieve anticipated benefits of a share repurchase program; availability of capital or credit facility borrowings to fund the Company’s remodeling and other capital expenditures; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
PJ Adler
Red Robin Investor Relations
303-846-5040

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Revenues:
Restaurant revenue	$300,897	$338,158	$1,316,209	$1,365,060
Franchise and other revenue	5,882	5,770	22,354	22,506
Total revenues	306,779	343,928	1,338,563	1,387,566

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	71,112	80,203	313,504	320,355
Labor	104,449	115,286	456,262	475,432
Other operating	40,779	44,734	182,084	178,309
Occupancy	26,047	28,626	114,146	112,753
Depreciation and amortization	22,036	22,070	95,371	92,545
General and administrative	18,335	21,874	84,087	93,277
Selling	17,408	16,818	62,371	63,379
Pre-opening costs	—	835	2,092	5,570
Other charges	21,708	5,330	39,131	6,914
Total costs and expenses	321,874	335,776	1,349,048	1,348,534

(Loss) income from operations	(15,095)	8,152	(10,485)	39,032

Other expense:
Interest expense, net and other	2,838	2,543	10,925	10,012

(Loss) income before income taxes	(17,933)	5,609	(21,410)	29,020
Income tax (benefit)	(7,299)	(3,198)	(14,991)	(999)
Net (loss) income	$(10,634)	$8,807	$(6,419)	$30,019
(Loss) earnings per share:
Basic	$(0.82)	$0.68	$(0.49)	$2.33
Diluted	$(0.82)	$0.68	$(0.49)	$2.31
Weighted average shares outstanding:
Basic	12,974	12,934	12,976	12,899
Diluted	12,974	13,036	12,976	12,998

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 30, 2018	December 31, 2017
Assets:
Current Assets:
Cash and cash equivalents	$18,569	$17,714
Accounts receivable, net	25,034	26,499
Inventories	27,370	29,553
Prepaid expenses and other current assets	27,576	31,038
Total current assets	98,549	104,804

Property and equipment, net	565,142	638,151
Goodwill	95,838	96,979
Intangible assets, net	34,609	38,273
Other assets, net	49,803	32,408
Total assets	$843,941	$910,615

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$39,024	$35,347
Accrued payroll and payroll related liabilities	37,922	32,777
Unearned revenue	55,360	55,915
Accrued liabilities and other	38,843	36,300
Total current liabilities	171,149	160,339

Deferred rent	77,115	74,980
Long-term debt	193,375	266,375
Long-term portion of capital lease obligations	9,414	10,197
Other non-current liabilities	10,083	11,289
Total liabilities	461,136	523,180

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,971 and 12,954 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,880 and 4,897 shares, at cost	(201,505)	(202,485)
Paid-in capital	212,752	210,708
Accumulated other loss, net of tax	(4,801)	(3,566)
Retained earnings	376,341	382,760
Total stockholders’ equity	382,805	387,435
Total liabilities and stockholders’ equity	$843,941	$910,615

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 52 weeks ended December 30, 2018 and the 13 and 53 weeks ended December 31, 2017, net (loss) income and basic and diluted earnings (loss) per share, excluding the effects of litigation contingencies, reorganization costs, and the related income tax effects. The Company believes the presentation of net (loss) income and earnings (loss) per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net (loss) income as reported	$(10,634)	$8,807	$(6,419)	$30,019
Asset impairment	18,483	5,330	28,127	6,914
Litigation contingencies	795	—	4,795	—
Smallwares disposal	2,430	—	2,936	—
Reorganization costs	—	—	3,273	—
Income tax effect of reconciling items	(5,644)	(1,175)	(10,174)	(1,793)
Deferred tax liability remeasurement due to Tax Act	—	(2,808)	—	(2,808)
Adjusted net income	$5,430	$10,154	$22,538	$32,332

Basic net income per share:
Net (loss) income as reported	$(0.82)	$0.68	$(0.49)	$2.33
Asset Impairment	1.43	0.41	2.17	0.54
Litigation contingencies	0.06	—	0.37	—
Smallwares disposal	0.19	—	0.22	—
Reorganization costs	—	—	0.25	—
Income tax effect of reconciling items	(0.43)	(0.09)	(0.78)	(0.14)
Deferred tax liability remeasurement due to Tax Act	—	(0.22)	—	(0.22)
Adjusted earnings per share - basic	$0.43	$0.78	$1.74	$2.51

Diluted net (loss) income per share (1):
Net (loss) income as reported	$(0.82)	$0.68	$(0.49)	$2.31
Asset Impairment	1.43	0.41	2.16	0.53
Litigation contingencies	0.06	—	0.37	—
Smallwares disposal	0.19	—	0.22	—
Reorganization costs	—	—	0.25	—
Income tax effect of reconciling items	(0.43)	(0.09)	(0.78)	(0.13)
Deferred tax liability remeasurement due to Tax Act	—	(0.22)	—	(0.22)
Adjusted earnings per share - diluted	$0.43	$0.78	$1.73	$2.49

Weighted average shares outstanding
Basic	12,974	12,934	12,976	12,899
Diluted	13,033	13,036	13,057	12,998

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net (Loss) Income
(In thousands)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to (loss) income from operations or net (loss) income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 30, 2018 and 13 and 53 weeks ended December 31, 2017, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended		Thirteen Weeks Ended		Fifty-two Weeks Ended		Fifty-three Weeks Ended
	December 30, 2018		December 31, 2017		December 30, 2018		December 31, 2017
Restaurant revenue	$300,897	98.1%	$338,158	98.3%	$1,316,209	98.3%	$1,365,060	98.4%
Restaurant operating costs (1):
Cost of sales	71,112	23.6%	80,203	23.7%	313,504	23.8%	320,355	23.5%
Labor	104,449	34.7%	115,286	34.1%	456,262	34.7%	475,432	34.8%
Other operating	40,779	13.6%	44,734	13.2%	182,084	13.8%	178,309	13.1%
Occupancy	26,047	8.7%	28,626	8.5%	114,146	8.7%	112,753	8.3%
Restaurant-level operating profit	58,510	19.4%	69,309	20.5%	250,213	19.0%	278,211	20.4%

Add – Franchise and other revenue	5,882	1.9%	5,770	1.7%	22,354	1.7%	22,506	1.6%
Deduct – other operating:
Depreciation and amortization	22,036	7.2%	22,070	6.4%	95,371	7.1%	92,545	6.7%
General and administrative expenses	18,335	6.0%	21,874	6.4%	84,087	6.3%	93,277	6.7%
Selling	17,408	5.7%	16,818	4.9%	62,371	4.7%	63,379	4.6%
Pre-opening costs	—	—%	835	0.2%	2,092	0.2%	5,570	0.4%
Other charges	21,708	7.1%	5,330	1.5%	39,131	2.9%	6,914	0.5%
Total other operating	79,487	26.0%	66,927	19.4%	283,052	21.2%	261,685	18.9%

(Loss) income from operations	(15,095)	(4.9)%	8,152	2.4%	(10,485)	(0.8)%	39,032	2.8%

Interest expense, net and other	2,838	0.9%	2,543	0.7%	10,925	0.8%	10,012	0.7%
Income tax (benefit)	(7,299)	(2.4)%	(3,198)	(0.9)%	(14,991)	(1.1)%	(999)	(0.1)%
Total other	(4,461)	(1.5)%	(655)	(0.2)%	(4,066)	(0.3)%	9,013	0.6%

Net (loss) income	$(10,634)	(3.5)%	$8,807	2.6%	$(6,419)	(0.5)%	$30,019	2.2%

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net (loss) income before interest expense, (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net (loss) income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net (loss) income. Providing net (loss) income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net (loss) income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net (loss) income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
Net (loss) income as reported	$(10,634)	$8,807	$(6,419)	$30,019
Interest expense, net	2,550	2,821	10,675	10,918
Income tax (benefit)	(7,299)	(3,198)	(14,991)	(999)
Depreciation and amortization	22,036	22,070	95,371	92,545
EBITDA	6,653	30,500	84,636	132,483

Asset Impairment	18,483	5,330	28,127	6,914
Litigation contingencies	795	—	4,795	—
Smallwares disposal	2,430	—	2,936	—
Reorganization costs	—	—	3,273	—
Adjusted EBITDA	$28,361	$35,830	$123,767	$139,397